Exhibit 99.1

Gretchen Zech Named Senior Vice President of Global Human Resources for Arrow Electronics

MELVILLE, N.Y.--(BUSINESS WIRE)--November 8, 2011--Arrow Electronics, Inc. (NYSE:ARW) today announced that Gretchen Zech has been named senior vice president of global human resources for the company.

Ms. Zech will be responsible for Arrow Electronics’ global human resources (HR) strategy and operations, and serve as a member of the company’s executive committee. She will oversee talent and performance management, professional development, and compensation and benefits initiatives for the company.

“Gretchen’s wealth of HR knowledge and leadership experience spanning over 20 years make her the ideal person for this important role,“ said Michael J. Long, chairman, president and chief executive officer of Arrow Electronics. “Our people are our momentum, and Gretchen will lead the continued evolution of our global HR and talent programs.”

Ms. Zech joins Arrow Electronics from Dex One where she was senior vice president and chief HR officer since 2006. Prior to that, she was HR group vice president at Gartner for several of the company’s global business units and corporate services.

Ms. Zech previously served in HR leadership positions of increasing responsibility at Great Atlantic & Pacific Tea, Bloomingdale’s, Best Buy and Johnson Controls. She holds a bachelor’s degree in human resources management from the University of Michigan, as well as senior professional in human resources (SPHR) and global professional in human resources (GPHR) certifications.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President and Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations, and Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, External Communications
jhourigan@arrow.com